Exhibit 99.1

River Valley Bancorp
Announces 32% Increase in Earnings for the Quarter
Ended March 31, 2010

For Immediate Release
Tuesday April 20, 2010

Madison, Indiana – April 20, 2010– River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank, based in Madison, Indiana announced today earnings for the first quarter ended March 31, 2010.

Net income for the quarter was $718,974, an increase of $175,793 or 32.4%, from the $543,181 reported for the quarter ended March 31, 2009. Net income for the quarter ended March 31, 2010 was $0.42 per share. For the same period in 2009, earnings per share were $0.36. For the quarter ended March 31, 2010, return on average assets was 0.73% and the return on average equity was 9.18%, which compares to 0.57% and 8.58%, respectively for the period ended March 31, 2009.

The quarterly results reflect improving interest margins, marginally lower operating expenses, and lower funding for the provision for loan losses. These increases were partially offset by lower non-interest income and correspondingly higher income tax expense.

Assets totaled $395.2 million as of March 31, 2010, an increase of $11.1 million from the balance reported on March 31, 2009, and approximately a $1.0 million decrease from the balance reported as of December 31, 2009. Net loans, including loans held for sale, were $273.3 million as of March 31, 2010, a decrease of $7.1 million from $280.4 million as of March 31, 2009 and a decrease of $3.5 million from December 31, 2009. Deposits totaled $282.3 million as of March 31, 2010, an increase of $19.5 million from March 31, 2009, and an increase of $5.7 million from the amount reported as of December 31, 2009.

“I am extremely pleased to be reporting a substantial increase in earnings for the quarter and a third consecutive quarter of double digit improvement,” stated Matthew P. Forrester, President of River Valley Bancorp. The CEO further added, “Previous actions to appropriately fund the provision for loan losses, continued prudent lending, the attraction of additional capital, in concert with an ever-so-slight improvement in general economics, has yielded improved returns. That is not to say, that a “double dip” recession is still not a possibility that could prolong a sustained economic recovery, but we believe that we are well positioned to deal with further residual effects. Under normal circumstances, three consecutive quarters of improving earnings might not be significant; however, there has been nothing “normal” about the past two years. We are grateful and gratified that your Corporation has weathered the storm better than most.”

Total delinquency, as defined as loans over 30 days past due as a percentage of total loans, was 3.45% for the period ended March 31, 2010. That same calculation was 3.21% as of March 31, 2009 and 3.70% as of December 31, 2009. Non-performing loans to total loans were 2.56% as of March 31, 2010 as compared to 1.50% as of March 31, 2009 and 3.20% at December 31, 2009.

Equity as of March 31, 2010 was $31.3 million, or 7.93% expressed as a percentage of assets. The Bank comfortably exceeds the three regulatory capital standards designated as “well capitalized.” Book value per share, including preferred shares, of River Valley Bancorp stock was $20.83 as of March 31, 2010.

The last reported trade of “RIVR” stock on April 19, 2010 was at $13.65.

Selected Financial Information
(Dollar in thousands, except per share amounts)

	3 Months Ended	3 Months Ended
	3-31-2010	3-31-2009

Assets	$395,228	$384,162
Net Loans, including
Loans held for sale	273,314	280,368
Allowance for Loan
Losses (ALL)	2,995	2,602
Deposits	282,250	262,727
Stockholders’ Equity	31,344	25,005

Total Interest Income	$4,683	$4,842
Total Non-Interest Income	778	1,038
Interest Expense	1,986	2,383
Non-Interest Expense	2,369	2,444
Provision for Loan Losses	165	385
Taxes	222	125
Net Income	719	543

ROAA	0.73%	0.57%
ROAE	9.18%	8.58%
Earnings per Basic Share	$0.42	$0.36
Diluted Earnings per Share	$0.42	$0.36

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949